Exhibit 3.1

CHESAPEAKE LODGING TRUST
ARTICLES OF AMENDMENT
Chesapeake Lodging Trust, a Maryland real estate investment trust (the “Trust”) under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Section 10.4 of Article X of the Articles of Amendment and Restatement of Declaration of Trust of the Trust (the “Charter”) is hereby amended by adding the below underlined language:
Section 10.4 Bylaws. The Board of Trustees shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws of the Trust and to make new Bylaws, except as set forth in the next sentence of this Section 10.4. The Bylaws also may be adopted, altered or repealed, and new Bylaws may be made, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote on the matter or such other standard as may be required to approve such action by an express provision of the Bylaws as then in effect.
SECOND: The amendment to the Charter as set forth above has been duly approved and advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.
THIRD: There has been no increase in the authorized share of beneficial interest of the Trust effected by the amendment to the Charter as set forth above.
FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption were not changed by the foregoing amendment.
FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Trust and as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
IN WITNESS WHEREOF, Chesapeake Lodging Trust has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 18th day of May, 2017.

CHESAPEAKE LODGING TRUST

By:	/s/ James L. Francis
James L. Francis
President and Chief Executive Officer

Attest:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President, Chief Accounting Officer and Secretary

Return Address:
Chesapeake Lodging Trust
4300 Wilson Boulevard
Suite 625
Arlington, Virginia 22203